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[LOGO AMERICAN GENERAL]

                                        MANDA GHAFERI
                                        VICE PRESIDENT
                                        Direct Line (310) 772-6545
                                        Facsimile (310) 772-6569
                                        E-mail: mghaferi@sunamerica.com

December 31, 2012

Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Madam/Sir:

Referring to this Registration Statement on behalf of Separate Account II (the "Separate Account") and the Registration Statement on Form S-6 filed January 2, 2013 (the "Registration Statement") on behalf of the Separate Account and having examined and being familiar with the Articles of Incorporation and By-Laws of American General Life Insurance Company ("AGL"), the applicable resolutions relating to the Separate Account and other pertinent records and documents, I am of the opinion that:

    1) AGL is a duly organized and existing stock life insurance company under the laws of the State of Texas.

    2) The Separate Account is a duly organized and existing separate account of American General Life Insurance Company of Delaware ("AGL of Delaware"). On December 31, 2012 and in conjunction with the merger of AGL and AGL of Delaware, the Separate Account will be transferred to and will become a separate account of AGL under Texas law.

    3) Assets allocated to the Separate Account will be owned by AGL and AGL is not a trustee with respect thereto. The life insurance policies provide that the portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account will not be chargeable with the liabilities arising out of any other business AGL may conduct. AGL reserves the right to transfer assets of the Separate Account in excess of such reserves and other liabilities to the general account of AGL.

    4) The life insurance policies being registered by the Registration Statement will, upon sale thereof, be duly authorized and will constitute validly issued and binding obligations of AGL in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am admitted to the bar in the State of California, and I do not express any opinion as to the laws of any other jurisprudence. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

MANDA GHAFERI
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Manda Ghaferi